Form N-SAR,
Sub-Item 77Q1(g)

Copies of any merger or consolidation
agreements



Nuveen Minnesota Municipal Income Fund
811-22967



On October 6, 2014 the above-referenced fund was the surviving fund in a merger. All of the assets of the Minnesota Municipal Income Portfolio Inc. and First
American Minnesota Municipal Income Fund II, Inc. were transferred to the Nuveen Minnesota Municipal Income
Fund. The circumstances and details of the merger as well as a form of copy of the Agreement and Plan of Merger
(Appendix A in the filing) are contained in the SEC filing on DEF 14 8C on June 26, 2014, Accession No. 0001193125-
14-251387, which materials are herein incorporated by reference.